Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Man-AHL Diversified I L.P. for the year ended December 31, 2008 of our report dated June 17, 2008, relating to the statement of financial condition of Man Investment (USA) Corp. as of March 31, 2008, which appears in such ANnual Report on Forn 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, IL
March 31, 2009